FOR IMMEDIATE RELEASE


         ENRON / JEDI ACQUIRES 13.6% OF THE COMMON STOCK
                    OF FOREST OIL CORPORATION


DENVER, COLORADO - January 25, 1996 - Forest Oil Corporation (Forest) reported today that it has completed the previously announced transaction with JEDI (a Delaware limited partnership, whose general partner is an affiliate of Enron Corp.) whereby JEDI will receive 1.68 million shares of the common stock of Forest in exchange for approximately $22.4 million principal amount of debt and warrants to purchase 2.25 million shares of Forest's common stock which had been held by JEDI and were not exercisable by JEDI until July 27, 1998. (All share and warrant amounts quoted herein have been adjusted to reflect Forest's 1 for 5 reverse stock split which became effective January 8, 1996.) As part of the agreement, JEDI is prohibited from disposing of any of the common stock it receives until July 27, 1998, except under certain limited circumstances. As a result of this transaction, Forest's non-cash interest expense will be reduced by approximately $1.5 million per year.

Forest Oil Corporation is engaged in the acquisition, exploration, development and production of natural gas and crude oil. Forest's principal reserves and producing properties are located in the Gulf of Mexico, Texas and Oklahoma and in Canada. Forest's common and preferred stocks are traded on the Nasdaq National Market system under the FOIL and FOILO symbols, respectively.

January 25, 1996

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